EXHIBIT 23.01(a)

Sidley Austin LLP One South Dearborn Street Chicago, IL 60603 +1 312 853 7000 +1 312 853 7036 Fax AMERICA • ASIA PACIFIC • EUROPE

CONSENT OF COUNSEL

We hereby consent to all references to our firm under the captions “Federal Income Tax Aspects” and “Legal Matters” in this Post-Effective Amendment No. 3 to the Registration Statement (Reg. No. 333-209445), as filed with the United States Securities and Exchange Commission on or about August 29, 2017, and the related Prospectus of Global Macro Trust.

/s/ Sidley Austin LLP

August 29, 2017

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships.